SUB-ITEM 77I
Terms of new or amended securities

HighMark Funds has offered two new series, HighMark
Fundamental Equity Fund and HighMark Treasury Plus Money
Market Fund, each of which is comprised of three classes of shares. The HighMark Fundamental Equity Fund is comprised of Fiduciary, Retail A and Retail C classes, and the HighMark Treasury Plus Money Market Fund is comprised of
Fiduciary, Retail A and S classes. Each share of the classes of beneficial interest mentioned in the preceding sentence has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in HighMark Funds's Declaration of Trust and Bylaws.

Post-Effective Amendment No. 54, dated April 25, 2008
(Accession No. 0000935069-08-000978) and Post-Effective
Amendment No. 55, dated July 9, 2008 (SEC Accession No.
0000935069-08-002395) are incorporated by reference to this Sub-Item 77I, which relate to the offering of HighMark
Fundamental Equity Fund and the HighMark Treasury Plus
Money Market Fund.